MINERAL PROPERTY TRANSFER AGREEMENT

THIS AGREEMENT is made the 25 day of March, 2013.

BETWEEN:

AMERICAN COPPER CORP., a Nevada corporation, having its principal place of business at 1600 Broadway, Suite 1600, Denver, Colorado 80202 (the “Purchaser”);

AND

US COPPER INVESTMENTS, LTD., a Marshall Islands corporation, having an office at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (the “Vendor”);

AND

JAROSLAV RUZA, BC Client number 12348, having its head office at Suite 1002-145 St. Georges Ave., North Vancouver, BC V7L 4R9., Canadian corporation (“Ruza” and, together with the Purchaser and the Vendor, the “Parties”).

WHEREAS:

A.	The Transferor and Ruza entered into that certain Option Agreement, dated as of December 12, 2012 (the “Option Agreement”), attached hereto as Exhibit A, pursuant to which the Vendor secured an option to acquire 100% undivided right, title and interest in a certain properties described in Exhibit B attached hereto (the “Property”); and

B.	Ruza is the registered beneficial owner of an undivided one hundred percent (100%) right, title and interest in and to the Property; and

C.	The Vendor exercised the option pursuant to the Option Agreement; and

D.	Pursuant to the Option Agreement, the Vendor has a right acquire 100% right, title and interest in and to the Property and any deposits of minerals on the Property (the “Right to Acquisition”) from Ruza; and

E.	The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor, the Right to Acquisition, pursuant to the Option Agreement; and

F.	Ruza has agreed to transfer to the Purchaser 100% right, title and interest in and to the Property and any deposits of minerals on the Properties in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency whereof the Vendor hereby acknowledge, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Definitions

1.1          In this Agreement the following expressions shall, where the context so admits, bear the meaning respectively set opposite them:

(a)	"Agreement” means this Agreement, as the same may be amended, supplemented or modified from time to time by mutual agreement of the parties.

(b)	“Closing Date” means the date of this Agreement.

(c)	"Property" means those certain mineral rights described in Exhibit B, together with all leases, licenses, claims and all other interests derived from any such permits, leases, licenses, claims and other interests necessary for the development of the Property or for the purpose of placing the Property into production or of continuing exploration on the Property.

2.	Representations and Warranties of the Purchaser, the Vendor, and Ruza

2.1          The Purchaser hereby represents and warrants as follows:

(a)	it is a valid corporation duly incorporated under the laws of Nevada and in good standing under the laws of Nevada;

(b)	it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it;

(c)	there is no provision in its memorandum or articles or equivalent constituent documents, and no provision in an existing mortgage, indenture, guarantee, contract or agreement binding on it, and no provision in any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to it, which would be contravened by its execution, delivery or performance of this Agreement, and to the best of its knowledge it is not in default under any such mortgage, indenture, guarantee, contract or agreement or in violation of any such statute, rule, regulation, judgment, decree, order, franchise or permit, which default or violation would have material adverse effect on the Purchaser; and

(d)	no proceedings are pending for, and it is unaware of any basis for the institution of, any proceedings relating to the dissolution or winding up of it or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

2.2          The representations and warranties contained in subsection 2.1 are provided for the exclusive benefit of the Vendor, and a breach of any one or more thereof may be waived by the Vendor, in whole or in part, at any time without prejudice to their rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that subsection shall survive the execution hereof.

2.3          The Vendor hereby represents and warrants to the Purchaser as follows:

(a)	the Vendor has been duly incorporated and is validly subsisting under the laws of the Marshall Islands and has full corporate power, authority and absolute capacity to execute and deliver, and perform its obligations under this Agreement;

(b)	this Agreement has been duly executed and delivered by the Vendor and all necessary corporate action has been taken by the Vendor to authorize the execution, delivery and performance by it of this Agreement and this Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditors’ rights and subject to the qualification that specific performance and injunction and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

(c)	the Vendor has exercised its option, pursuant to the Option Agreement to receive from Ruza a 100% undivided right, title and interest in and to the Property free and clear of all liens, charges, encumbrances, claims, liabilities and adverse interests of any nature or kind, and no taxes or rentals are or will be due in respect of any thereof;

(d)	there is no adverse claim or challenge to the ownership of or title to the Property nor to the knowledge of the Vendor after due inquiry is there any basis therefor, and there are no outstanding agreements or options or other rights to acquire or purchase his interest in the Property or any portion thereof, and no person, other than the Vendor and Ruza pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from the Property or otherwise;

(e)	the Vendor has the full right, title, capacity and authority to own the Property and to enter into this Agreement with the Purchaser and perform its obligations hereunder, and the execution, delivery and performance hereof by Vendor will neither constitute a default under or violate any provisions of any mortgage, indenture, guarantee, contract or agreement binding on Vendor or any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to Vendor nor, if the Vendor is a company, any provision of its memorandum, articles, by-laws or other constitutional documents;

(f)	the mineral claim application and or mineral claim comprising the Property have been properly staked and recorded and are in good standing under all applicable laws of British Columbia;

(g)	neither the Vendor nor, to the best of their knowledge, any predecessor in interest or title of the Vendor to the Property has done anything whereby the Property may be encumbered or subject to any liability or adverse interest of any nature or kind;

(h)	each and every mineral claim application and or mineral claim in respect of the Property has been duly made, granted and recorded, and is free of defects and in good standing pursuant to the laws of the jurisdiction in which the Property is situate; and

2.4          The representations and warranties contained in subsection 2.3 are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived by the Purchaser, in whole or in part, at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that subsection shall survive the execution hereof.

2.5          Ruza hereby represents and warrants to the Purchaser as follows:

(a)	Ruza has been duly incorporated and is validly subsisting under the laws of Canada and has full corporate power, authority and absolute capacity to execute and deliver, and perform its obligations under this Agreement;

(b)	this Agreement has been duly executed and delivered by Ruza and all necessary corporate action has been taken by Ruza to authorize the execution, delivery and performance by it of this Agreement and this Agreement constitutes a valid and binding obligation of Ruza enforceable against Ryza in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditors’ rights and subject to the qualification that specific performance and injunction and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

(c)	Ruza is, and at the time of transfer to the Purchaser of the Property will be, the recorded and beneficial owner of a 100% undivided right, title and interest in and to the Property free and clear of all liens, charges, encumbrances, claims, liabilities and adverse interests of any nature or kind, subject to the Option Agreement, and no taxes or rentals are or will be due in respect of any thereof;

(d)	the Property, as described in Exhibit B, are owned by the Ruza free and clear of all liens, charges and encumbrances, subject to the Option Agreement;

(e)	there is no adverse claim or challenge to the ownership of or title to the Property nor to the knowledge of Ruza after due inquiry is there any basis therefor, and there are no outstanding agreements or options or other rights to acquire or purchase his interest in the Property or any portion thereof, subject to the Option Agreement, and no person, other than the Vendor and Ruza pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from the Property or otherwise;

(f)	Ruza is the sole recorded and beneficial owner of the Property, and has the full right, title, capacity and authority to own the Property and to enter into this Agreement with the Purchaser and perform its obligations hereunder, and the execution, delivery and performance hereof by Ruza will neither constitute a default under or violate any provisions of any mortgage, indenture, guarantee, contract or agreement binding on Ruza or any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to Ruza nor, if Ruza is a company, any provision of its memorandum, articles, by-laws or other constitutional documents;

(g)	Ruza holds all permits, licences, consents and authorities issued by any government or governmental authority which are necessary in connection with the ownership and operation of its business and the ownership of the Property;

(h)	the mineral claim application and or mineral claim comprising the Property have been properly staked and recorded and are in good standing under all applicable laws of British Columbia;

(i)	neither the Ruza nor, to the best of their knowledge, any predecessor in interest or title of Ruza to the Property has done anything whereby the Property may be encumbered or subject to any liability or adverse interest of any nature or kind;

(j)	each and every mineral claim application and or mineral claim in respect of the Property has been duly made, granted and recorded, and is free of defects and in good standing pursuant to the laws of the jurisdiction in which the Property is situate; and

(k)	Ruza has the right to enter all Property to conduct exploration work subject to payment of any damages to the land owner.

2.6          The representations and warranties contained in subsection 2.5 are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived by the Purchaser, in whole or in part, at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that subsection shall survive the execution hereof.

2.7          The representations and warranties of the parties hereinbefore set out are conditions upon which the parties have relied on in entering into this Agreement. Any defaulting party shall be liable and shall indemnify and save harmless the non-defaulting party from any and all loss (including economic loss), costs, damages, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

3.	Transfer of the Property

3.1          Ruiz, subject to the terms hereof, hereby agrees to transfer to the Purchaser, a 100% undivided right, title and interest in and to the Property free from all liens, mortgages, charges, pledges, encumbrances, claims, liabilities, adverse interests or other burdens of any nature or kind (each, a "Burden") with all rights now or thereafter attached thereto. If the Purchaser should notify Ruza or the Vendor in writing of any Burden or burdens against the Property then the Vendor shall, after ascertaining the validity thereof, which shall be prosecuted in good faith, and in any event within a reasonable period of time after notification thereof by the Purchaser, attend to the discharge of such burden or burdens at their own expense, or will indemnify the Purchaser against the same and will provide such security as may reasonably be requested by the Purchaser to secure such indemnity.

3.2          Ruza shall be entitled to receive 2.5% of any Net Smelter Return (“NSR”) on the Property, payable within thirty (30) days of receipt by the Purchaser.

3.3          Vendor and Ruiz recognize that the acquisition by the Purchaser of the Property is subject to the approval of regulatory authorities in British Columbia and, accordingly, the Vendor and Ruiz agree to do and comply with all such other acts and things as are reasonably required by the regulatory authorities to transfer the Property and shall hold the Property for the benefit of Purchaser until such transfer occurs. Where a variation in the terms of this Agreement is reasonably required by the regulatory authorities, such change will be deemed to be accepted by the parties hereto and form part of the terms of this Agreement, provided that such change does not materially effect the share structure, funding amount or scheduling as set out in this Agreement.

4.	Registration and Transfer of Property

4.1          Upon the execution of this Agreement, Ruiz shall deliver to the Purchaser such transfer documents (hereinafter referred to as the "Property Transfer Documents") as the Purchaser or its counsel may reasonably deem necessary to assign, transfer and assure to the Purchaser, good, safe and marketable holding and title to 100% undivided right, title and interest in and to the Property.

4.2          The Purchaser shall be entitled to record all Property Transfer Documents contemplated hereby at its own cost with the appropriate government office to effect legal transfer of the Property into the name of the Purchaser,.

5.	Force Majeure

5.1          If the Purchaser is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Purchaser, then the time limited for the performance by the Purchaser of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, provided, however, that nothing herein shall discharge the Purchaser from its obligations hereunder to maintain the Property in good standing.

5.2          The Purchaser shall give prompt notice to the Vendor and Ruiz, as applicable, of each event of force majeure and upon cessation of such event shall furnish the Vendor and Ruiz, as applicable, with notice to that effect together with particulars of the number of days by which the obligations of the Purchaser hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

5.3          After the commencement of commercial production, the Purchaser shall work, mine and operate the Property during such time or times as the Purchaser in its sole judgment considers such operations to be profitable. The Purchaser may suspend or curtail operations, both before and after commencement of commercial production, during periods when the products derived from the Property cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in the Purchaser's sole judgment, has accumulated or would otherwise accumulate.

6.	Confidential Information

6.1          No information furnished by either party hereunder in respect of the activities carried out on the Property by either party, or related to the sale of substances derived from the Property, shall be published or otherwise disclosed or disseminated by either party without the prior written consent of either party, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporate laws.

6.2          The consent required by paragraph 8.1 will not apply to a disclosure:

(a)	to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

(b)	to any third party to whom the disclosing party contemplates a transfer of all or any part of its interest in this Agreement;

(c)	to a governmental agency or to the public which such party believes in good faith is required by pertinent laws or regulation or the rules of any applicable stock exchange;

(d)	to an investment dealer, broker, bank or similar financial institution, in confidence if required as part of a due diligence investigation by such financial institution in connection with a financing required by such party or its shareholders or affiliates to meet, in part, its obligations under this Agreement; or

(e)          in a prospectus or other offering document pursuant to which such party proposes to raise financing to meet, in part, its obligations under this Agreement.

7.	Notice

7.1          Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the party entitled to receive the same, or delivered to such party, at the address for such party specified below or given by facsimile (with electronic confirmed receipt). The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, the first business day after the date of transmission if given by facsimile (with electronic confirmed receipt) or, if given by registered mail as aforesaid, shall be deemed conclusively to be the fifth day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

If to the Purchaser: If to the Vendor:	American Copper Corp. 1600 Broadway, Suite 1600 Denver, Colorado 80202 Attn: Alex Stanbury US Copper Investments, Ltd. Ajeltake Road, Ajeltake Island, Majuro Marshall Islands, MH 96960 Attn: Director

If to Ruza:	Jaroslav Ruza Suite 1002 – 1415 St. Georges Ave. North Vancouver, BC V7L 4R9

7.2          Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

8.	Notice of Default

8.1          If the Purchaser shall be in default of any requirements set forth under this Agreement, the Vendor or Ruza shall provide the Purchaser with written notice specifying such default and the Purchaser shall have ten (10) business days from the delivery of such written notice from the Vendor or Ruza within which to cure any Default.

9.	Right of First Refusal

9.1          The Purchaser agree that prior to either of selling any interest in the Property, the Purchaser will first offer in writing to Ruza the opportunity to acquire the interest and provide that party with at least 30 days prior written notice of any proposed disposition and allow Ruza to acquire the interest to be sold at the price and on such terms as it is to be sold, or offered, to a third party.

10.	General

10.1          This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

10.2          The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any party the partner, agent or legal representative of any other party, nor create any fiduciary relationship between them for any purpose whatsoever. No party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided.

10.3          No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

10.4          The Parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

10.5          The Purchaser may assign its rights and obligations under this Agreement to a third party.

10.6          This Agreement is subject to the approval of the appropriate regulatory authorities and the parties agree to such reasonable amendments as may be required by those regulatory authorities.

10.7          This Agreement shall be construed and enforced in accordance with the laws prevailing in the Province of British Columbia.

10.8          This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the Vendor has hereunto set his hand, and the corporate seal of the Purchaser has hereunto been affixed in the presence of its duly authorized officers in that behalf, as of the day and year first above written.

SIGNED AND DELIVERED BY

AMERICAN COPPER CORP.

Per:
/s/ Alexander Stanbury
	By:	Alexander Stanbury
	Title:	President, Chief Executive Officer,
Secretary, Treasurer, and
Chief Financial Officer

SIGNED AND DELIVERED BY

US COPPER INVESTMENTS, LTD.

Per:

By:
	Title:	Director

SIGNED AND DELIVERED BY

/s/ Jaroslave Ruza
Jaroslave Ruza

EXHIBIT A

OPTION AGREEMENT

Exhibit B

THE PROPERTY